                                                     Filed under Rule 424(b)(2)
                                                     in connection with
                                                     Registration No. 333-24431




                          CARAUSTAR INDUSTRIES, INC.

                                 COMMON STOCK

      This Prospectus relates to the offer and sale from time to time of up to 500,000 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of Caraustar Industries, Inc. (the "Company") by certain shareholders of the Company named herein (the "Selling Shareholders"). See "Selling Shareholders" and "Plan of Distribution."

      The Shares may be sold from time to time by the Selling Shareholders on the NASDAQ National Market System ("NASDAQ") on terms to be determined at the time of each sale. The Selling Shareholders also may make private sales from time to time directly or through a broker or brokers. Alternatively, the Selling Shareholders may offer Shares from time to time to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions. Such compensation, which may exceed ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of the Shares for whom such underwriters, dealers and agents may act. See "Selling Shareholders" and "Plan of Distribution."

      The Selling Shareholders and any dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Shares offered by them and any discounts, commission or concessions received by any such dealers or agents may be considered underwriting discounts and commissions under the Securities Act.

      The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders hereunder, but the Company will pay the expenses that it incurs in connection with the registration of the Shares with the Securities and Exchange Commission (the "SEC"). See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Shareholders.

      The Common Stock is quoted on the NASDAQ National Market System under the symbol "CSAR." On June 23, 1997, the closing price per share of the Common Stock, as reported by NASDAQ, was 32 3/8.

                                ---------------

       AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES RISKS.
                   SEE "RISK FACTORS" COMMENCING ON PAGE 3.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THE PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                ---------------

                The date of this Prospectus is June 23, 1997.

                            AVAILABLE INFORMATION

      The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. The Registration Statement and exhibits and schedules thereto, as well as such reports, proxy statements and other information, may be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Common Stock is currently quoted on the NASDAQ National Market System; such reports, statements and other information also can be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the Shares (the "Registration Statement"). As permitted by the rules of the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits and schedules filed as part thereof. Statements contained in this Prospectus, and in any document incorporated herein by reference, as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is hereby made to the copy of the contract or document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by this reference thereto. The Registration Statement has been filed through EDGAR and is also publicly available through the SEC's Web site (http://www.sec.gov).

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the SEC pursuant to the Exchange Act are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Quarterly Report on
Form 10-Q for the quarter ended March 31, 1997; (iii) Current Report on
Form 8-K filed July 29, 1996, as amended by Form 8-K/A filed September 25, 1996; (iv) Amendment No. 1 on Form 10-Q/A to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; (v) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Exchange Act and any amendment or report filed by the Company for the purpose of updating such description and (vi) all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.


        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to Caraustar Industries, Inc., 3100 Washington Street, Austell, Georgia 30001, Attention:
Corporate Secretary, telephone (770) 948-3101.


                                 THE COMPANY

      The Company is a major manufacturer of recycled paperboard and converted paperboard products. The Company operates 70 facilities in the United States and Mexico, and manufactures its products primarily from recovered fiber, which is derived from recycled paperstock. At its 14 paperboard mills, the Company produces various grades of uncoated and clay-coated recycled paperboard both for internal consumption and for sale to customers in four principal markets:
(1) tubes, cores and composite containers; (2) folding cartons; (3) gypsum wallboard facing paper; and (4) miscellaneous other specialty and converted products. The Company produces converted paperboard products at 39 converting plants. These plants include 26 tube and core converting plants, two composite container plants, six folding carton plants and five specialty converting plants. The Company also operates two plastics manufacturing plants, a composite extrusion manufacturing plant, eight paperstock recycling and processing facilities, and three contract manufacturing and contract packaging plants. In addition, the Company operates special services and other facilities, which include a transportation facility, a packaging, engineering and procurement facility and an industrial adhesives manufacturing plant. The Company has an equity interest as the non-operating partner in a gypsum wallboard manufacturing plant, which has a related gypsum quarry, and a specialty paperboard converting plant. The operations of these facilities are managed by the respective operating partners. The Company's executive offices are located at 3100 Washington Street, Austell, Georgia 30001, and its telephone number is (770) 948-3101.

                                 RISK FACTORS

        In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus, including information incorporated by reference herein, may contain certain "forward-looking statements" within the meaning of the Securities Act and the Exchange Act, which are based on the Company's expectations or beliefs, as well as information currently available to management. When used in this document, the words "anticipate," "estimate," "expect," and similar expressions may identify such forward-looking statements. Although the Company believes that the expectations reflected in any such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Any such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or financial condition may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company's operating results, performance or financial condition are fluctuations in raw material prices and the economy in general, the degree and nature of competition, demand for the Company's products, changes in government regulations, the Company's ability to complete acquisitions and integrate the operations of acquired businesses and other matters described in this "Risk Factors" section and elsewhere in this Prospectus.

POSSIBLE FUTURE INCREASES IN RECOVERED FIBER COSTS

      Historically, the cost of recovered fiber, which is derived from recycled paperstock and is the Company's only significant raw material, has fluctuated significantly due to market and industry conditions. For example, the Company's average recovered fiber cost per ton of paperboard produced increased from $43 per ton in 1993 to $144 per ton in 1995, an increase of 235%, before dropping to $66 in 1996. Although the Company raised its selling prices in response to the increase in raw material costs, it was not able to maintain its operating margins during the entire period. There can be no assurance that the Company will be able to recoup any future increases in the cost of recovered fiber by raising the prices of its products.

ABILITY TO CONTROL GROWTH; EXPANSION AND ACQUISITION RISKS

      The Company intends to continue increasing its production capacity in the next several years. Such expansion entails operating, marketing and financial risks, and its success is largely dependent upon the availability of working capital to permit the Company to complete its capital expenditures program and identify and consummate selected acquisitions. The Company has consummated numerous acquisitions in recent years and actively seeks acquisition opportunities. Once integrated, acquisitions may not achieve levels of revenue, profitability or productivity comparable to those of the Company's existing locations or may not otherwise perform as expected. The consummation of acquisitions could result in the incurrence of additional indebtedness, the issuance of additional capital stock having a dilutive effect on the Company's shareholders, or both. Acquisitions also involve special risks, including risks associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. There can be no assurance that the Company will be able to utilize increased production capacity at its existing facilities, to successfully identify additional suitable acquisition candidates, complete additional acquisitions or integrate acquired businesses into its operations.

UNFORESEEN ENVIRONMENTAL LIABILITIES OR COSTS

      Compliance with federal, state and local governmental requirements, particularly relating to wastewater discharge and air quality, is a significant factor in the Company's business. Among other things, these laws and regulations regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances. The most significant federal laws are the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act and the Resource Conservation and Recovery Act ("RCRA"). These laws are administered by the United States Environmental Protection Agency, and in some cases by state and local agencies. In addition, states in which the Company operates have adopted supplemental environmental laws and regulations, or have enacted their own parallel environmental programs, which are enforced through various state and local administrative agencies. Under CERCLA and other laws and regulations, the Company can be held strictly liable if hazardous substances are found on real property owned or operated by the Company or used by the Company as a disposal site. In recent years, the Company has adopted a policy of assessing real property for environmental risks prior to purchase. The Company is aware of issues regarding hazardous substances at some of its facilities and one of its disposal sites, but in each case a remedial plan is in place where necessary in the Company's opinion, and the Company has reason to believe that any possible liabilities will not be material, although there can be no assurance that such liabilities will not be material. The Company regularly makes capital and operating expenditures to stay in compliance with applicable environmental laws. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company's businesses, as it is with other companies engaged in similar businesses, and there can be no assurance that environmental liabilities, including compliance and remediation costs, will not have a material adverse effect on the Company in the future. In addition, future events, such as changes in or modified interpretations of existing laws or regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of certain products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on the Company.

HIGHLY COMPETITIVE MARKETS

      The manufacture and sale of recycled paperboard and converted paperboard products are highly competitive. The Company competes with a variety of companies, some of which are larger and have greater resources than the Company. In most of its markets the Company's competitors are capable of supplying products that would meet customer needs. There can be no assurance that the Company will be able to continue competing successfully.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN ARTICLES OF INCORPORATION AND BYLAW PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK; SHAREHOLDER RIGHTS PLAN

      Certain provisions of the Company's articles of incorporation and bylaws, as well as a shareholder rights plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company and, as a result, have the effect of discouraging bids for the Company's Common Stock at a premium and adversely affecting the market price of the Common Stock. The Company's articles of incorporation authorize 5,000,000 shares of preferred stock (the "Preferred Stock"), which may be issued in the future without further shareholder approval upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Company's Board of Directors is divided into three classes with staggered terms, and the Company's articles of incorporation provide that directors may be removed only for cause. The shareholder rights plan generally provides a mechanism by which the Board of Directors and shareholders may act to substantially dilute the share position of any takeover bidder who acquires 20% or more of the Common Stock.

DEPENDENCE ON KEY PERSONNEL

      The Company's operations are dependent on the continued efforts of its executive officers and senior management. In addition, the Company is dependent on the performance and productivity of its local managers. The loss of some of the Company's key managers could have an adverse effect on the Company's operations, including the Company's ability to establish and maintain customer relationships. The Company maintains no key person insurance policies on any of its executive officers or other senior managers. If the Company is unable to attract and retain key employees to perform these services, the Company's business could be adversely affected.

STOCK PRICE VOLATILITY

      From time to time, there may be significant volatility in the market price of the Common Stock. Factors such as announcements of fluctuations in the Company's or its competitors' operating results, recovered fiber costs, market conditions for paper industry stocks or manufacturing stocks in general, changes in general conditions in the economy or financial markets, natural disasters or other developments could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. These broad fluctuations may adversely affect the market price of the Common Stock.


                               USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares.


                       DETERMINATION OF OFFERING PRICE

      This Prospectus may be used from time to time by the Selling Shareholders who offer the Shares for sale. The offering price of the Shares will be determined by the Selling Shareholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.


                             SELLING SHAREHOLDERS

      The following table provides certain information with respect to Common Stock beneficially owned by each Selling Shareholder as of the dates indicated. The securities offered in this Prospectus by the Selling Shareholders are the Shares. Each Selling Shareholder possesses sole voting and investment power with respect to the shares listed opposite his name, unless noted otherwise. Except as set forth elsewhere in this Prospectus (including in the documents incorporated herein by reference), within the past three years none of the Selling Shareholders has had a material relationship with the Company or with any of the Company's predecessors or affiliates other than as a result of issuance of the Shares (subject to adjustment) to the Selling Shareholders as the sole consideration for the Company's acquisition on March 31, 1997 (the "Acquisition") of The New General Packaging Service, Inc., a New Jersey Corporation

("NGP"). Messrs. Sidney Hofing and Peter Neusch entered into employment and noncompetition agreements with the Company upon consummation of the Acquisition and became officers of a wholly owned subsidiary of the Company.

                                                  Common Stock Beneficially         Number of          Common Stock
                      Name                       Owned Prior to the Offering(1)  Shares Offered      Beneficially Owned
                                                                                                   After the Offering(2)

                                                    Number       Percentage                        Number     Percentage
                                                    ------       ----------                        ------     ---------
 Sidney Hofing                                     399,498          1.6%           399,498          - 0 -       - 0 -

 Peter Neusch                                       73,676           *              73,676          - 0 -       - 0 -

 Sidney Shaw                                         5,723           *               5,723          - 0 -       - 0 -

 Raymond Fortier                                     5,723           *               5,723          - 0 -       - 0 -

 Martin and Mary Bratman(3)                          5,723           *               5,723          - 0 -       - 0 -

 Thomas Orban                                        5,723           *               5,723          - 0 -       - 0 -

 William Gorgone                                     3,934           *               3,934          - 0 -       - 0 -
-------------------------

*     Less than 1% of the outstanding shares of Common Stock.

(1) Represents all shares of Common Stock beneficially owned prior to the offering made hereby, and all such shares, as a percentage of the Common Stock outstanding, as of June 23, 1997.

(2) Represents all shares of Common Stock shown as beneficially owned after the offering made hereby (assuming the sale of all of the Shares), and all such shares, as a percentage of the Common Stock outstanding, as of June 23, 1997.

(3) The Bratmans hold these shares as tenants-in-common and share voting and investment power with respect to these shares.

                             PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by the Selling Shareholders on NASDAQ on terms to be determined at the time of each sale. The Selling Shareholders also may make private sales directly or through a broker or brokers. Alternatively, the Selling Shareholders may offer Shares from time to time to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions. Such compensation, which may exceed ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers and agents may act.

      The Selling Shareholders and any dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act, and any profit on the sale of such Shares offered by them and any discounts, commissions or concessions received by any such dealer or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Shareholders from sales of the Shares offered hereby will be the purchase price of such Shares less any brokers' commissions required to be paid by the Selling Shareholders.

      To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agents, dealers and underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in a supplement to this Prospectus.

      The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices.

      Under applicable Exchange Act rules and regulations, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of one business day prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by them.

      The Company will pay the expenses that it incurs in connection with the registration of the Shares with the SEC.

      The Company and each Selling Shareholder have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                          REGISTRAR AND TRANSFER AGENT

      The registrar and transfer agent for the Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina.


                         INDEMNIFICATION OF DIRECTORS

      The Company's articles of incorporation eliminate, to the fullest extent permitted by the North Carolina Business Corporation Act (the "Business Corporation Act"), the personal liability of each director to the Company or its shareholders for monetary damages for breach of duty as a director. This provision in the articles of incorporation does not change a director's duty of care, but it eliminates monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions that may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of duty; in certain circumstances, however, equitable remedies may not be available as a practical matter. Under the Business Corporation Act, the limitation of liability provision is ineffective against liabilities for (i) acts or omissions that the director knew or believed at the time of the breach to be clearly in conflict with the best interests of the Company, (ii) unlawful distributions described in the Business Corporation Act
Section 55-8-33, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provision became effective. The provision in no way affects a director's liability under the federal securities laws. Also, in accordance with the Business Corporation Act, the Company's bylaws provide, in addition to the indemnification of directors otherwise provided by the Business Corporation Act, indemnification of the Company's current or former directors against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director to be clearly in conflict with the best interests of the Company. Additionally, the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The Company has purchased and maintains such insurance. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                LEGAL MATTERS

      Certain legal matters in connection with the shares of Common Stock offered hereby will be passed on for the Company by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina. Russell M. Robinson, II, a shareholder in the firm of Robinson, Bradshaw & Hinson, P.A., is Chairman of the Board of Directors of the Company. Robinson, Bradshaw & Hinson, P.A. is the Company's principal outside legal counsel. Certain members of such firm beneficially owned approximately 118,355 shares of the Company's Common Stock as of the date of this Prospectus.


                                   EXPERTS

      The consolidated financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts.

                          __________________________

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                              TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

DETERMINATION OF OFFERING PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SELLING SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

REGISTRAR AND TRANSFER AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

INDEMNIFICATION OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7



                          CARAUSTAR INDUSTRIES, INC.

                                 COMMON STOCK

                                =============

                                  PROSPECTUS

                                 ------------

                                JUNE 23, 1997

                                =============